Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

Condition and Results of Operations

September 30, 2007 and 2006

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended September 30, 2007 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company” or “we”, “us” or “our”).

This Quarterly Report contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including disclosures relating to availability under credit facilities, levels of capital expenditures, sources of funds and funding requirements, among others. Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  the cost of programming and industry conditions;

•                  the regulatory environment in which we operate;

•                  developments in the government investigations and litigation related to past practices of Cablevision and CSC Holdings, Inc. (“CSC Holdings”) in connection with grants of stock options and stock appreciation rights;

•                  developments in the government investigations relating to improper expense recognition and the timing of recognition of launch support, marketing and other payments under affiliation agreements;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  demand for advertising inventory;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system and direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system and DBS operators and telephone companies;

•                  market demand for new programming services;

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

We provide television programming principally to cable television system and DBS operators primarily throughout the United States. We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including the impact of competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

We earn revenues in two principal ways. First, we receive affiliate fee payments principally from cable television system and DBS operators. These revenues are generally on a per subscriber basis and earned under multi-year contracts with those operators referred to as affiliation agreements. The specific affiliate fee revenues we earn vary from operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers.”  The second principal source of revenues is from advertising. Under our agreements with cable television system and DBS operators, we have the right to sell a specific amount of national advertising time on our programming networks. Our advertising revenues are more variable than affiliate fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts. Also, our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers. We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC, a primarily analog service. WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with cable television system operators. IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers. Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements. In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related subscriber guarantee, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels or we may permit operators to offer limited promotional periods without payment of subscriber fees. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period. We seek to increase our advertising revenues by increasing the number of minutes of national advertising and by increasing rates for such advertising, but ultimately, the level of our advertising revenues is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services. To do this, we must continue to contract for and produce high-quality, attractive programming. Our greatest challenge arises from the increasing concentration of subscribers in the hands of a few cable television system and DBS operators, creating disparate bargaining power between us and the largest cable television system and DBS operators. This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration. In addition, this concentration gives those operators greater leverage in negotiating the pricing and other terms of affiliation agreements. The Company had three customers that in the aggregate accounted for approximately 32% of the Company’s consolidated net trade receivable balances at September 30, 2007 and December 31, 2006, which exposes the Company to a concentration of credit risk. These customers accounted for approximately 39% of the Company’s net revenues for each of the nine months ended September 30, 2007 and 2006. Moreover, as a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following table sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended September 30,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
		(dollars in thousands)

Revenues, net	$164,387	100%	$144,483	100%	$19,904

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	44,892	27	41,132	28	(3,760)
Selling, general and administrative	43,041	26	36,353	25	(6,688)
Restructuring charges	583	—	—	—	(583)
Depreciation and amortization	14,685	9	15,347	11	662
Operating income	61,186	37	51,651	36	9,535
Other income (expense):
Interest expense, net	(27,508)	(17)	(29,900)	(21)	2,392
Write-off of deferred financing costs	(2,919)	(2)	(6,084)	(4)	3,165
Loss on extinguishment of debt	(19,113)	(12)	—	—	(19,113)
Miscellaneous, net	128	—	(13)	—	141
Income before income taxes	11,774	7	15,654	11	(3,880)
Income tax expense	(5,208)	(3)	(6,237)	(4)	1,029
Net income	$6,566	4%	$9,417	7%	$(2,851)

	Nine Months Ended September 30,
	2007		2006		Increase
		% of Net		% of Net	(Decrease)
	Amount	Revenues	Amount	Revenues	in Income
		(dollars in thousands)

Revenues, net	$489,457	100%	$441,738	100%	$47,719

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	138,385	28	134,694	30	(3,691)
Selling, general and administrative	130,165	27	129,139	29	(1,026)
Restructuring charges	1,508	—	—	—	(1,508)
Depreciation and amortization	44,553	9	46,011	11	1,458
Operating income	174,846	36	131,894	30	42,952
Other income (expense):
Interest expense, net	(86,130)	(18)	(91,883)	(21)	5,753
Write-off of deferred financing costs	(2,919)	(1)	(6,084)	(1)	3,165
Loss on extinguishment of debt	(19,113)	(4)	—	—	(19,113)
Miscellaneous, net	322	—	(23)	—	345
Income before income taxes	67,006	14	33,904	8	33,102
Income tax expense	(27,554)	(6)	(13,546)	(3)	(14,008)
Income before cumulative effect of a change in accounting principle	39,452	8	20,358	5	19,094
Cumulative effect of a change in accounting principle, net of taxes	—	—	(121)	—	121
Net income	$39,452	8%	$20,237	5%	$19,215

Comparison of the Three and Nine Months Ended September 30, 2007 Versus the Three and Nine Months Ended September 30, 2006

Revenues, net for the three and nine months ended September 30, 2007 increased $19.9 million (14%) and $47.7 million (11%) respectively, as compared to revenues for the same periods in the prior year. The net increases are attributable to the following:

	Comparison of Three Months Ended September 30, 2007 Versus Three Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase in:
Advertising revenue	$10.3	$0.9	$11.2
Affiliate fee revenue	6.5	1.9	8.4
Other revenue	0.2	0.1	0.3
	$17.0	$2.9	$19.9

	Comparison of Nine Months Ended September 30, 2007 Versus Nine Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising revenue	$24.4	$1.1	$25.5
Affiliate fee revenue	15.7	5.9	21.6
Other revenue	0.8	(0.2)	0.6
	$40.9	$6.8	$47.7

The increase in advertising revenue for the three and nine months ended September 30, 2007 compared to the same periods in the prior year at AMC Networks resulted principally from higher pricing and units sold and at IFC is due to increased event sponsorship sales related to programming aired on the network. The increase in affiliate fee revenue for the three and nine months ended September 30, 2007 compared to the same periods in the prior year is due to an increase in viewing subscribers and per subscriber rate increases. Viewing subscribers as of September 30, 2007 compared to the same period in the prior year, increased 4.6% and 8.9% at AMC Networks and IFC, respectively.

	As of September 30,			Percent
	2007	2006	Increase	Increase
		(in thousands)
Viewing Subscribers:
AMC	84,100	80,600	3,500	4.3%
WE tv	55,600	53,000	2,600	4.9%
IFC	42,800	39,300	3,500	8.9%

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital capacity continues to become available, and increased advertising revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share. These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of cable television system operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service. Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Our advertising revenue as a percentage of total revenue has increased in the 2007 period as compared to the 2006 period and we expect this trend to continue.

Technical and operating expenses include primarily amortization of costs to license programming, including feature films, and programming and production costs. Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2007 increased $3.8 million (9%) and $3.7 million (3%) for the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006. The increases in technical and operating expense are attributed to the following:

	Comparison of Three Months Ended September 30, 2007 Versus Three Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase, net in:
Amortization of programming content and series development/original programming expenses	$1.9	$0.5	$2.4
Programming related expenses	1.2	0.2	1.4
	$3.1	$0.7	$3.8

The increase in amortization of programming content and in series development/original programming expenses of $2.4 million for the three months ended September 30, 2007 compared to the same period in the prior year is due primarily to an increase in amortization of programming content and in series development expenses of $7.1 million, partially offset by a reduction in owned original programming expenses of $4.7 million due to such expenses qualifying for capitalization in 2007.

	Comparison of Nine Months Ended September 30, 2007 Versus Nine Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease), net in:
Amortization of programming content and series development/original programming expenses	$(1.2)	$1.8	$0.6
Programming related expenses	2.6	0.5	3.1
	$1.4	$2.3	$3.7

The increase in amortization of programming content and in series development/original programming expenses of $0.6 million for the nine months ended September 30, 2007 compared to the same period in the prior year is due primarily to an increase in amortization of programming content and in series development expenses of $11.3 million, partially offset by a reduction in owned original programming expenses of $10.7 million due to such expenses qualifying for capitalization in 2007.

As a percentage of revenues, technical and operating expenses decreased to 27% and 28% for the three and nine months ended September 30, 2007, respectively, compared to 28% and 30% for the same periods in 2006.

There may be significant changes in the level of our expenses from quarter to quarter and/or year to year due to content acquisitions and/or program development activities. As additional competition for product increases from new programming services and alternate distribution technologies continue to develop in the industry, expenses for film and other programming content may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative expenses and costs of facilities. Selling, general and administrative expenses increased $6.7 million (18%) and $1.0 million (1%) for the three and nine months ended September 30, 2007, as compared to the same period in 2006. As a percentage of revenues, selling, general and administrative expenses increased to 26% for the three months ended September 30, 2007 compared to 25% for the same period in the prior year and decreased to 27% for the nine months ended September 30, 2007 compared to 29% for the same period in 2006. The increases are attributable to the following:

	Comparison of Three Months Ended September 30, 2007 Versus Three Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing expenses	$6.2	$0.3	$6.5
Other general and administrative expenses	(0.1)	(0.2)	(0.3)
Management fees	0.5	—	0.5
Share-based compensation expense allocation	(0.7)	(0.2)	(0.9)
Long-term incentive plan expense	0.7	0.2	0.9
	$6.6	$0.1	$6.7

The increase in selling and marketing expenses at AMC Networks of $6.2 million primarily related to an increase in expenses for the marketing and promotion of original programming series premieres in the third quarter of 2007 compared to the third quarter of 2006. The increase at IFC of $0.3 million is primarily attributable to an increase in marketing and promotion expenses associated with the premiere of new original programming during the quarter. Management fees increased due to increased revenues of AMC Networks in 2007 compared to 2006. Pursuant to an agreement with CSC Holdings, a wholly owned subsidiary of Cablevision, AMC Networks pays an annual management fee of 3.5% of its revenues to CSC Holdings on a monthly basis.

	Comparison of Nine Months Ended September 30, 2007 Versus Nine Months Ended September 30, 2006
	(dollars in millions)
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing expenses	$(0.2)	$0.5	$0.3
Other general and administrative expenses	(0.7)	(0.5)	(1.2)
Management fees	1.0	—	1.0
Share-based compensation expense allocation	(0.8)	(0.2)	(1.0)
Long-term incentive plan expense	1.6	0.3	1.9
	$0.9	$0.1	$1.0

The increase in selling and marketing expenses at IFC of $0.5 million is primarily attributable to marketing and promotion of the network for the nine months ended September 30, 2007 compared to the same period in the prior year. The decrease in other general and administrative expenses at AMC Networks is primarily driven by a decrease in legal expenses. Management fees of 3.5% of revenue increased due to increased revenues at AMC Networks in 2007 compared to 2006.

Restructuring charges of $0.6 million and $1.5 million for the three and nine months ended September 30, 2007, respectively, represents severance charges resulting from the elimination of certain staff positions due to the consolidation and reorganization of certain departments.

Depreciation and amortization decreased $0.7 million (4%) and $1.5 million (3%) for the three and nine months ended September 30, 2007, respectively, compared to the same periods in 2006 due to a net decrease in depreciation expense relating to fixed assets and a decrease in amortization of intangible assets due to certain intangible assets becoming fully amortized in the first quarter of 2007.

Net interest expense decreased $2.4 million and $5.8 million for the three and nine months ended September 30, 2007, respectively, compared to the same periods in the prior year. The net decrease was attributable to a decrease in interest expense of $2.6 million and $8.5 million for the three and nine months ended September 30, 2007, respectively, compared to the same periods in the prior year. The decreased interest expense resulted from the redemption of $175.0 million of senior subordinated notes on August 31, 2007 and lower average outstanding bank debt. Although bank debt outstanding at September 30, 2007 decreased $92.5 million compared to the period in 2006 immediately prior to the refinancing of our credit facility in July 2006, interest expense did not decrease more significantly in 2007 due to higher variable interest rates. The decrease in interest expense was offset by a decrease in interest income of $0.2 million and $2.7 million for the three and nine months ended September 30, 2007, respectively, compared to the same periods in the prior year, due to a decrease in cash balances.

Write-off of deferred financing costs of $2.9 million and $6.1 million in the three and nine month periods ended September 30, 2007 and 2006, respectively, represents $2.9 million of costs written off in connection with the partial redemption of our senior subordinated notes in August 2007 (see Recent Events below) and $6.1 million of costs written off in connection with the refinancing of our August 2004 credit agreement in July 2006.

Loss on extinguishment of debt of $19.1 million in the three and nine month periods ended September 30, 2007 represents the excess of the redemption price over the carrying value of the $175.0 million principal amount of our senior subordinated notes redeemed August 2007 (see Recent Events below).

Income tax expense of $5.2 million and $27.6 million for the three and nine months ended September 30, 2007, respectively, resulted primarily from pretax income, the impact of state taxes, non-deductible expenses, and for the nine months tax expense of $1.1 million, including accrued interest, recorded pursuant to FIN 48 and tax expense of $0.6 million for the impact of a change in the state rate used to measure deferred taxes. Income tax expense of $6.2 million and $13.5 million for the three and nine months ended September 30, 2006, respectively, resulted primarily from pretax income, the impact of state taxes and non-deductible expenses.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $77.3 million for the nine months ended September 30, 2007 compared to $74.2 million for the nine months ended September 30, 2006. The 2007 cash provided by operating activities resulted from $220.2 million of income before depreciation and amortization and non-cash items, an increase in accounts payable to affiliates, net of $30.0 million and a decrease in net other assets totaling $10.7 million, partially offset by a decrease in cash resulting primarily from the purchase of licenses of feature film inventory and original programming totaling $118.0 million, an increase in accounts receivable, trade of $10.8 million due primarily to an increase in affiliate fee trade receivables, deferred carriage fee payments of $28.5 million, and a decrease in accrued interest of $26.3 million due to the timing of interest payments on our senior and senior subordinated notes.

Net cash provided by operating activities amounted to $74.2 million for the nine months ended September 30, 2006. The 2006 cash provided by operating activities resulted from $173.0 million of income before depreciation and amortization and non-cash items and a decrease in cash resulting from the purchase of feature film inventory and original programming licenses totaling $90.8 million and deferred carriage fee payments of $23.3 million, partially offset by an increase in cash resulting from a net change in other assets and liabilities totaling $15.3 million.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2007 and 2006 was $3.2 million and $3.1 million, respectively. The 2007 and 2006 investing activities consisted of capital expenditures. Capital expenditures in 2007 were primarily for the purchase of technical equipment for the future transmission of our networks in high-definition. Capital expenditures in 2006 related primarily to the purchase of technical equipment for cable television systems and DBS operators to migrate to and receive a digital feed from an analog feed for the transmission of our networks.

Financing Activities

Net cash used in financing activities amounted to $75.5 million for the nine months ended September 30, 2007 compared to $199.4 million for the nine months ended September 30, 2006. In 2007, financing activities consisted of capital distributions to our parent of $74.8 million, $193.2 million for the partial redemption of $175.0 million of our senior subordinated notes including a redemption premium of $18.2 million (see Recent Events below), repayment of bank debt of $33.0 million, and principal payments on capital leases of $0.5 million, partially offset by proceeds from bank debt of $23.0 million and a cash contribution from our parent of $203.0 million (see Recent Events below).

In 2006, financing activities consisted of capital distributions to our parent of $135.0 million, repayment of bank debt of $595.5 million from our previous credit facility, partially offset by the proceeds from borrowings under our July 2006 credit facility (see Debt Financing Agreements below) of $538.0 million, the payment of deferred financing costs associated with our July 2006 credit facility of $5.4 million, and principal payments on capital leases of $1.5 million.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities. However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive cash from operating activities in 2006 and for the nine months ended September 30, 2007. We currently expect our funding requirements for the next twelve months to be met by our cash on hand, cash from operations and available borrowings under our credit facility. In addition, our cash on hand, plus cash flow from operations, plus proceeds from borrowings available to us, provides the capital required for net funding and investment requirements of other Rainbow programming services that we do not own, including the VOOM HD Networks, Rainbow’s regional news networks (“News 12 Networks”) and fuse, subject to the applicable covenants and limitations contained in our financing agreements.  During the nine months ended September 30, 2007, we distributed $74.8 million to Rainbow Programming Holdings LLC, our direct parent, to, among other things, fund other Rainbow programming services, including the VOOM HD Networks, News 12 Networks and fuse.

The following table summarizes our outstanding debt, the present value of capital leases, interest expense and capital expenditures as of and for the nine months ended September 30, 2007:

(dollars in thousands)

Bank debt	$500,000
Capital leases	9,624
Senior notes	298,678
Senior subordinated notes	323,247
Total debt	$1,131,549

Interest expense	$86,810
Capital expenditures	$3,212

Debt Financing Agreements

The Company has an $800 million senior secured credit facility (the “Credit Agreement”), which consists of a $500 million term A loan facility and a $300 million revolving credit facility. The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012. The Credit Agreement allows us to utilize up to $50 million of the revolving credit facility for letters of credit and up to $5 million for a swing loan. Further, the Credit Agreement provides for an incremental facility of up to a maximum of $925 million, provided that it be for a minimum amount of $100 million. If an incremental facility is established, we and the lenders will enter into a supplement to the Credit Agreement with terms and conditions that are no more restrictive than those in the Credit Agreement. There are no commitments from the lenders to fund the incremental facility.

Outstanding borrowings under the term loan at September 30, 2007 were $500 million. There were no borrowings outstanding under the $300 million revolving credit facility at September 30, 2007. The borrowings under the Credit Agreement may be repaid without penalty at any time. We may use future borrowings under the Credit Agreement to make investments, distributions and other payments permitted under the Credit Agreement and for general corporate purposes.

Borrowings under the Credit Agreement are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by Rainbow Programming Holdings LLC. Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions). At September 30, 2007, the interest rate on the term A loan facility was 7.07%. The $500 million term A loan is to be repaid in quarterly installments of $6.25 million from March 31, 2008 until December 31, 2010, $12.5 million from March 31, 2011 until December 31, 2012, and $162.5 million on March 31, 2013 and June 30, 2013, the term A loan maturity date. Any amounts outstanding under the revolving credit facility are due at maturity on June 30, 2012.

As defined in the Credit Agreement, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to annualized operating cash flow of 6.75 to 1.00 through June 30, 2008, decreasing thereafter to 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to annualized operating cash flow of 5.50 to 1. Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Our notes outstanding consist of $300 million principal amount of 8-3/4% senior notes due September 1, 2012, and $325 million principal amount of 10-3/8% senior subordinated notes due September 1, 2014 following the partial redemption of our senior subordinated notes in August 2007 (see Recent Events below). These notes are guaranteed by substantially all of our subsidiaries.

We were in compliance with all of our financial covenants under our credit agreement as of September 30, 2007.

Future access to the debt markets and the cost of any future debt issuances are also influenced by our credit ratings, which are provided by Moody’s Investors Service (“Moody’s”) and Standard & Poor’s. Key factors in the assessment of our credit ratings include our free cash flow generating capacity, fiscal strategy, enterprise value and industry risk. Our corporate credit rating is B1 by Moody’s with a developing outlook and BB by Standard & Poor’s with ratings on creditwatch with negative implications. Any future downgrade to our credit ratings by either rating agency could increase the interest rate on future debt issuances and could adversely impact our ability to raise additional funds.

Recent Events

Affiliation Agreements

In June 2007, Rainbow Media Holdings LLC, the Company’s indirect parent, completed its sale to Comcast Corporation of its interests in subsidiaries which operate two regional television sports programming networks. Contemporaneously with the execution of the purchase agreement on April 30, 2007 relating to the sale of such networks, subsidiaries of the Company and Comcast Corporation entered into or extended affiliation agreements relating to the carriage of AMC, IFC and WE tv.

Partial Redemption of Senior Subordinated Notes

On July 24, 2007, the Company entered into an equity commitment agreement with its sole member, RPH, pursuant to which RPH agreed to purchase additional membership interests in the Company for an aggregate purchase price of $203 million. The Company used the proceeds of the investment by RPH to redeem $175 million in aggregate principal amount of its 10-3/8% senior subordinated notes due 2014, representing 35% of the outstanding notes at a redemption price equal to 110.375% of the principal amount of the notes plus accrued and unpaid interest to August 31, 2007, the redemption date. In connection with the redemption, the Company recognized a loss on extinguishment of debt of approximately $19 million representing primarily the redemption premium and wrote-off the related unamortized deferred financing costs of approximately $3 million.

Proposed Dolan Family Group Transaction

On May 2, 2007, Cablevision entered into a merger agreement with Central Park Holding Company, LLC (“Dolan Family Acquisition Company”), an entity owned by the Dolan Family Group, and Central Park Merger Sub, Inc. The terms of the merger agreement provided that Central Park Merger Sub, Inc. would be merged with and into Cablevision and, as a result, Cablevision would continue as the surviving corporation and a wholly-owned subsidiary of Dolan Family Acquisition Company (the “Proposed Merger”).

On October 24, 2007, the Proposed Merger was submitted to a vote of Cablevision’s shareholders and did not receive shareholder approval. Subsequently, the parties terminated the merger agreement pursuant to its terms.

Recently Issued Accounting Standards Not Yet Adopted

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements (“Statement No. 157”). Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. Under Statement No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It also clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements, however, for some entities, the application of Statement No. 157 could change current practices. Statement No. 157 will be effective for financial statements issued with fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact that the adoption of Statement No. 157 will have on its financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115 (“Statement No. 159”). Statement No. 159 permits entities to elect, at specified election dates, to measure eligible financial instruments and certain other items at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date, and recognize upfront costs and fees related to those items in earnings as incurred. Statement No. 159 is effective as of January 1, 2008 for the Company. Early adoption is permitted, but an entity is prohibited from retrospectively applying Statement No. 159, unless it chooses early adoption of Statement No. 157 and Statement No. 159. Statement No. 159 also applies to eligible items existing at January 1, 2008 (or when the date of early adoption occurs). The Company has not yet determined the impact that the adoption of Statement No. 159 will have on its financial statements.